Exhibit 17.1

Sarmar Corporation Herbert I. Goodman President

December 12, 2007

Mr. Gareth Roberts, Chairman

Genesis Energy, Inc.

c/o Denbury Resources, Inc.

5100 Tennyson Parkway, Suite 1200

Plano, Texas 75024

Dear Mr. Roberts:

During yesterday’s meeting of the Board of Directors of Genesis Energy, Inc., you advised me — and announced to the Board – of your onward program for the Board, and your intention to provide a replacement for me as a Director.

Therefore, I am hereby resigning – effective immediately – from that Board of Directors, which of course includes my resignation from the Board’s Audit Committee, its Compensation Committee, and the special committee very recently formed to provide a “Fairness Opinion” about the negotiated “Dropdown” of assets from Denbury Resources to Genesis.

Please accept my very best wishes for the continued success of Denbury Resources and Genesis.

Very truly yours,

Herbert I. Goodman

One Riverway, Suite 1700  •  Houston, Texas 77056-1997  •  Tel: (713) 840-6499  •  Fax: (713) 840-6497

e-mail: herbg@pepex.net